Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-4 of Energy XXI Gulf Coast, Inc. of the reference to Netherland, Sewell & Associates, Inc. and our audit letter dated July 12, 2013, filed with the Securities and Exchange Commission. We also consent to references of our Firm under the caption “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr., P.E.
Senior Vice President

Houston, Texas

April 15, 2014

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